UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report:
October 11, 2005
(Date of Earliest Event Reported: March 31, 2005)
EL PASO PRODUCTION HOLDING COMPANY
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-106586 (Commission File Number)	76-0637534 (I.R.S. Employer Identification No.)
El Paso Building
1001 Louisiana Street
Houston, Texas 77002
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (713) 420-2600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.
     On March 31, 2005, El Paso Production Holding Company filed its 2004 Annual Report on Form 10-K which did not include the conformed signature on the Report of Independent Registered Public Accounting Firm included in Item 8, Financial Statements and Supplementary Data. We are filing this Current Report on Form 8-K to correct that report. No other information as contained in this filing or as originally reported in Item 8 of the Form 10-K has been changed.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
EL PASO PRODUCTION HOLDING COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In millions)

	Year Ended December 31,

	2004	2003	2002

Operating revenues
Natural gas and oil sales
Third parties	$361	$135	$174
Affiliates	403	751	685
Other	1	9	(10)

	765	895	849

Operating expenses
Cost of sales	40	50	55
Operation and maintenance	182	167	137
(Gain) loss on long-lived assets	8	—	(211)
Depreciation, depletion and amortization	326	379	396
Taxes, other than income taxes	20	33	25

	576	629	402

Operating income	189	266	447
Earnings from unconsolidated affiliates	—	9	7
Other income, net	1	—	2
Affiliated interest income	15	13	8
Interest expense	(78)	(70)	—

Income before income taxes	127	218	464
Income taxes	(49)	(88)	(161)

Income from continuing operations	78	130	303

Cumulative effect of accounting changes, net of income taxes	—	1	—

Net income	$78	$131	$303

See accompanying notes.

EL PASO PRODUCTION HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts)

	December 31,	December 31,
	2004	2003

ASSETS
Current assets
Cash and cash equivalents	$124	$34
Accounts receivable
Customer, net of allowance of $5 in 2004 and $6 in 2003	46	66
Affiliates	92	58
Other	4	4
Note receivable from affiliate	145	393
Deferred income taxes	86	70
Other	25	11

Total current assets	522	636

Property, plant and equipment, at cost
Natural gas and oil properties
Proved properties-full cost method	7,313	7,074
Unevaluated costs excluded from amortization	253	252
Other	86	123

	7,652	7,449
Less accumulated depreciation, depletion and amortization	5,239	5,141

Total property, plant and equipment, net	2,413	2,308

Other assets
Investments in unconsolidated affiliates	6	6
Note receivable from affiliate	332	295
Deferred income taxes	132	204
Other	60	30

	530	535

Total assets	$3,465	$3,479

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable
Trade	$50	$63
Affiliates	—	7
Other	67	79
Liabilities from price risk management activities	243	173
Income tax payable to affiliate	8	118
Other	25	30

Total current liabilities	393	470

Long-term debt	1,200	1,200

Other
Liabilities from price risk management activities	273	270
Other	102	76

	375	346

Commitments and contingencies
Stockholder’s equity
Common stock, par value $1 per share; 1,000 shares authorized and outstanding	—	—
Additional paid-in capital	1,701	1,700
Retained earnings	109	31
Accumulated other comprehensive loss	(313)	(268)

Total stockholder’s equity	1,497	1,463

Total liabilities and stockholder’s equity	$3,465	$3,479

See accompanying notes.

EL PASO PRODUCTION HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,

	2004	2003	2002

Cash flows from operating activities
Net income	$78	$131	$303
Adjustments to reconcile net income to net cash from operating activities
Depreciation, depletion and amortization	326	379	396
Deferred income tax expense (benefit)	80	(126)	122
(Gain) loss on long-lived assets	8	—	(211)
Earnings of unconsolidated affiliates, net of cash distributions	—	(9)	(14)
Other non-cash income items	—	3	20
Asset and liability changes
Accounts receivable	(15)	55	136
Accounts payable	(7)	(26)	80
Affiliate income taxes	(157)	214	(33)
Other asset and liability changes	(6)	(2)	(25)

Net cash provided by operating activities	307	619	774

Cash flows from investing activities
Capital expenditures	(428)	(815)	(1,290)
Net proceeds from the sale of assets and investments	—	501	399
Change in note receivable from affiliate	211	(326)	(271)
Restricted cash	—	6	(6)

Net cash used in investing activities	(217)	(634)	(1,168)

Cash flows from financing activities
Net proceeds from the issuance of long-term debt	—	1,169	—
Dividends to parent	—	(1,276)	(298)
Contributions from parent	—	—	848

Net cash provided by (used in) financing activities	—	(107)	550

Change in cash and cash equivalents	90	(122)	156
Cash and cash equivalents
Beginning of period	34	156	—

End of period	$124	$34	$156

See accompanying notes.

EL PASO PRODUCTION HOLDING COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY
(In millions, except share amounts)

	For the Years Ended December 31,

	2004		2003		2002

	Shares	Amount	Shares	Amount	Shares	Amount

Common stock, $1.00 par:
Balance at beginning of year	1,000	$—	1,000	$—	1,000	$—

Balance at end of year	1,000	—	1,000	—	1,000	—

Additional paid-in capital:
Balance at beginning of year		1,700		3,275		2,723
Contribution from parent		—		26		848
Allocated tax benefit (expense) of equity plans		1		(5)		2
Dividends to parent		—		(1,596)		(298)

Balance at end of year		1,701		1,700		3,275

Retained earnings (deficit):
Balance at beginning of year		31		(100)		(403)
Net income		78		131		303

Balance at end of year		109		31		(100)

Accumulated other comprehensive loss:
Balance at beginning of year		(268)		(224)		(39)
Other comprehensive loss		(45)		(44)		(185)

Balance at end of year		(313)		(268)		(224)

Total stockholder’s equity	1,000	$1,497	1,000	$1,463	1,000	$2,951

See accompanying notes.

EL PASO PRODUCTION HOLDING COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In millions)

	Year Ended December 31,

	2004	2003	2002

Net income	$78	$131	$303

Net gains (losses) from cash flow hedging activities:
Unrealized mark-to-market losses arising during period (net of income taxes of $110, $126 and $118 in 2004, 2003 and 2002)	(193)	(220)	(206)
Reclassification adjustments for changes in initial value to settlement date (net of income taxes of $85, $101 and $12 in 2004, 2003 and 2002)	148	176	21

Other comprehensive loss	(45)	(44)	(185)

Comprehensive income	$33	$87	$118

See accompanying notes.

EL PASO PRODUCTION HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Basis of Presentation
      Our consolidated financial statements include the accounts of all majority-owned and controlled subsidiaries after the elimination of all significant intercompany accounts and transactions.

Principles of Consolidation
      We consolidate entities when we either (i) have the ability to control the operating and financial decisions and policies of an entity or (ii) are allocated a majority of the entity’s losses and/or returns through our variable interests in that entity. The determination of our ability to control or exert significant influence over an entity and whether we are allocated a majority of the entity’s losses and/or returns involves the use of judgment. We apply the equity method of accounting where we can exert significant influence over, but do not control, the decisions and policies of an entity and where we are not allocated a majority of the entity’s losses and/or returns. We use the cost method of accounting where we are unable to exert significant influence over the entity.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions that affect the amounts we report as assets, liabilities, revenues and expenses and our disclosures in these financial statements. Actual results can, and often do, differ from those estimates.

Cash and Cash Equivalents
      We consider short-term investments with an original maturity of less than three months to be cash equivalents.

Allowance for Doubtful Accounts
      We establish provisions for losses on accounts receivable, notes receivable and for natural gas imbalances due from shippers and operators if we determine that we will not collect all or part of the outstanding receivable balance. We regularly review collectibility and establish or adjust our allowance as necessary using the specific identification method.

Natural Gas and Oil Properties
      We use the full cost method to account for our natural gas and oil properties. Under the full cost method, costs incurred in connection with the acquisition, development and exploration of natural gas and oil reserves are capitalized. These capitalized amounts include the costs of unproved properties, internal costs directly related to acquisitions, development and exploration activities, asset retirement costs and capitalized interest. This method differs from the successful efforts method of accounting for these activities. The primary differences between these two methods are the treatment of exploratory dry hole costs. These costs are generally expensed under successful efforts when the determination is made that measurable reserves do not exist. Geological and geophysical costs are also expensed under the successful efforts method. Under the full cost method, both dry hole costs and geological and geophysical costs are capitalized into the full cost pool, which is then periodically assessed for recoverability as discussed below.
      We amortize capitalized costs using the unit of production method over the life of our proved reserves. Capitalized costs associated with unproved properties are excluded from the amortizable base until these properties are evaluated. Future development costs and dismantlement, restoration and abandonment costs,

EL PASO PRODUCTION HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
net of estimated salvage values, are included in the amortizable base. Beginning January 1, 2003, we began capitalizing asset retirement costs associated with proved developed natural gas and oil reserves into our full cost pool pursuant to Statements of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations as discussed below.
      Our capitalized costs, net of related income tax effects, are limited to a ceiling based on the present value of future net revenues using end of period spot prices discounted at 10 percent, plus the lower of cost or fair market value of unproved properties, net of related income tax effects. If these discounted revenues are not greater than or equal to the total capitalized costs, we are required to write-down our capitalized costs to this level. We perform this ceiling test calculation each quarter. Any required write-downs are included in our income statement as a ceiling test charge. Our ceiling test calculations include the effects of derivative instruments we have designated as, and that qualify as, cash flow hedges of our anticipated future natural gas and oil production.
      When we sell or convey interests in our natural gas and oil properties, we reduce our reserves for the amount attributable to the sold or conveyed interest. We do not recognize a gain or loss on sales of our natural gas and oil properties, unless those sales would significantly alter the relationship between capitalized costs and proved reserves. We treat sales proceeds on non-significant sales as an adjustment to the cost of our properties.

Property, Plant and Equipment (Other than Natural Gas and Oil Properties)
      Our, property, plant and equipment, other than our assets accounted for under the full cost method, is recorded at its original cost of construction or, upon acquisition, at the fair value of the assets acquired. We capitalize the major units of property replacements or improvements and expense minor items. We depreciate our property, plant and equipment using the straight-line method over the useful lives of the assets ranging from three to 15 years.

Asset Impairments on Other Than Natural Gas and Oil Properties and Equity Investments
      We apply the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, to account for asset and investment impairments related to non-full cost pool assets. Under these standards, we evaluate an asset or investment for impairment when events or circumstances indicate that its carrying value may not be recovered. These events include market declines that are believed to be other than temporary, changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. When an event occurs, we evaluate the recoverability of the asset’s carrying value based on either (i) the long-lived asset’s ability to generate future cash flows on an undiscounted basis or (ii) the fair value of our investment in unconsolidated affiliates. If an impairment is indicated or if we decide to exit or sell a long-lived asset or group of assets, we adjust the carrying value of these assets downward, if necessary, to their estimated fair value, less costs to sell. Our fair value estimates are generally based on market data obtained through the sales process or an analysis of expected discounted cash flows. The magnitude of any impairment is impacted by a number of factors, including the nature of the assets to be sold and our established time frame for completing the sales, among other factors.

Revenue Recognition
      Our revenues are derived primarily through the physical sale of natural gas, oil, condensate and natural gas liquids. Revenues from sales of these products are recorded upon the passage of title using the sales method, net of any royalty interests or other profit interests in the produced product. When actual natural gas sales volumes exceed our entitled share of sales volumes, an overproduced imbalance occurs. To the extent the

EL PASO PRODUCTION HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
overproduced imbalance exceeds our share of the remaining estimated proved natural gas reserves for a given property, we record a liability. Costs associated with the transportation and delivery of production are included in cost of sales.

Environmental Costs and Other Contingencies
      We record liabilities when our environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. We recognize a current period expense for the liability when clean-up efforts do not benefit future periods. We capitalize costs that benefit more than one accounting period, except in instances where separate agreements or legal or regulatory guidelines dictate otherwise. Estimates of our liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of other societal and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by the Environmental Protection Agency or other organizations. These estimates are subject to revision in future periods based on actual costs or new circumstances and are included in our balance sheet in other current and long-term liabilities at their undiscounted amounts. We evaluate recoveries from insurance coverage or government sponsored programs separately from our liability and, when recovery is assured, we record and report an asset separately from the associated liability in our financial statements.
      We recognize liabilities for other contingencies when we have an exposure that, when fully analyzed, indicates it is both probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can be reasonably estimated. Funds spent to remedy these contingencies are charged against a reserve, if one exists, or expensed. When a range of probable loss can be estimated, we accrue the most likely amount or at least the minimum within the range of probable loss.

Price Risk Management Activities
      We engage in hedging activities on our natural gas and oil production to obtain more determinable cash flows and to mitigate the risk of downward price movements on sales of these commodities. We do this through natural gas and oil swaps with our affiliate, El Paso Marketing.
      We account for our derivative instruments under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Under SFAS No. 133, these derivatives are reflected in our balance sheet at their fair value as assets and liabilities from price risk management activities. We classify our derivatives as either current or non-current assets or liabilities based on our overall position by counterparty and their anticipated settlement date.
      The settlement of derivatives used in our hedging activities are reflected as revenues in our income statements. Cash inflows and outflows associated with the settlement of our derivative instruments are recognized in operating cash flows, and any receivables and payables resulting from these settlements are reported as affiliate receivables or payables on our balance sheet.

Income Taxes
      El Paso maintains a tax accrual policy to record both regular and alternative minimum taxes for companies included in its consolidated federal and state income tax returns. The policy provides, among other things, that (i) our taxable income position will accrue a current expense equivalent to our federal and state income taxes, and (ii) our tax loss position will accrue a benefit to the extent our deductions, including general business credits, can be utilized in El Paso’s consolidated returns. El Paso pays all consolidated U.S. federal and state income tax directly to the appropriate taxing jurisdictions and, under a separate tax billing agreement, El Paso may bill or refund us for our portion of these income taxes.

EL PASO PRODUCTION HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Pursuant to El Paso’s policy, we record current income taxes based on our current taxable income, and we provide for deferred income taxes to reflect estimated future tax payments and receipts. Deferred taxes represent the tax impacts of differences between the financial statement and tax bases of assets and liabilities and carryovers at each year end. We account for tax credits under the flow-through method, which reduces the provision for income taxes in the year the tax credits first become available. We reduce deferred tax assets by a valuation allowance when, based on our estimates, it is more likely than not that a portion of those assets will not be realized in a future period. The estimates utilized in recognition of deferred tax assets are subject to revision, either up or down, in future periods based on new facts or circumstances.

Accounting for Asset Retirement Obligations
      On January 1, 2003, we adopted SFAS No. 143, which requires that we record a liability for retirement and removal costs of long-lived assets used in our business. Our asset retirement obligations are associated with our natural gas and oil wells and related infrastructure. We have obligations to plug wells when production on those wells is exhausted, and we abandon them. We currently forecast that these obligations will be met at various times, generally over the next ten years, based on the expected productive lives of the wells and the estimated timing of plugging and abandoning those wells. In estimating the liability associated with our asset retirement obligations, we utilize several assumptions, including credit-adjusted discount rates, projected inflation rates, and the estimated timing and amounts of settling our obligations, which are based on internal models and external quotes. The following is a summary of our asset retirement liabilities and the significant assumptions we used at December 31:

	2004	2003

	(In millions,
	except for rates)
Current asset retirement liability	$3	$9
Non-current asset retirement liability(1)	$100	$70
Discount rates	6-8%	8-10%
Inflation rates	2.5%	2.5%

(1)	We estimate that approximately 60% of our non-current asset retirement liability as of December 31, 2004 will be settled in the next five years.
    Our asset retirement liabilities are recorded at their estimated fair value utilizing the assumptions above, with a corresponding increase to property, plant and equipment. This increase in property, plant and equipment is then depreciated over the remaining useful life of the long-lived asset to which that liability relates. An ongoing expense is also recognized for changes in the value of the liability as a result of the passage of time, which we record in depreciation, depletion and amortization expense in our income statement. In the first quarter of 2003, we recorded a benefit as a cumulative effect of accounting change of approximately $1 million, net of income taxes, related to our adoption of SFAS No. 143.
      The net asset retirement liability as of December 31, reported in other current and non-current liabilities in our balance sheet, and the changes in the net liability for the year ended December 31, were as follows:

	2004	2003

	(In millions)
Net asset retirement liability at January 1,	$79	$76
Liabilities settled	(15)	(16)
Accretion expense	9	7
Liabilities incurred	13	4
Changes in estimate	17	8

Net asset retirement liability at December 31,	$103	$79

EL PASO PRODUCTION HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Our changes in estimate represent changes to the expected amount and timing of payments to settle our asset retirement obligations. These changes primarily result from obtaining new information about the timing of our obligations to plug our natural gas and oil wells and the costs to do so. Had we adopted SFAS No. 143 as of January 1, 2002, our aggregate current and non-current retirement liabilities on that date would have been approximately $69 million and our income from continuing operations and net income for the year ended December 31, 2002, would have been lower by $5 million.

2.	Acquisitions and Divestitures
      During the past three years ended December 31, 2004, we have entered into significant acquisition and divestiture transactions. Additionally, we have entered into acquisitions in 2005, all of which are discussed below. For more information on our acquisitions from and divestitures to affiliates, see Note 10.

Acquisitions
      In July 2002, we acquired Vermejo Mineral Corporation from a third party for approximately $140 million. This acquisition was accounted for as a purchase and the purchase price was assigned to natural gas and oil properties in our full cost pool. In June 2004, we acquired additional working interests in natural gas properties in the White Oak Creek field in Alabama from a third party for $22 million.
      In January 2005, we announced two acquisitions in east Texas and south Texas totaling $211 million. In March 2005, we purchased the interest held by one of the parties under a net profits interest agreement for approximately $40 million as further discussed under the heading Supplemental Natural Gas and Oil Operations. These acquisitions added properties with approximately 131 Bcfe of existing proved reserves and 48 MMcfe/d of current production.

Divestitures
      In March 2003, we sold natural gas and oil properties located in Oklahoma, Texas, and offshore Gulf of Mexico for approximately $450 million, and we did not recognize a gain or loss on the reserves sold. In March 2002, we sold natural gas and oil properties located in east and south Texas for approximately $382 million. We recognized a $209 million gain on the sale of the east Texas properties as the reserves sold significantly altered the relationship between capitalized costs and proved reserves in our full cost pool. We completed these sales as part of El Paso’s plan to improve its liquidity and respond to changing market conditions.

EL PASO PRODUCTION HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Income Taxes
      The following table reflects the components of income taxes included in income from continuing operations before cumulative effect of accounting change for each of the three years ended December 31:

	2004	2003	2002

	(In millions)
Current
Federal	$(30)	$189	$39
State	(1)	25	—

	(31)	214	39

Deferred
Federal	73	(118)	119
State	7	(8)	3

	80	(126)	122

Total income tax expense	$49	$88	$161

      Our income taxes, included in income from continuing operations before cumulative effect of accounting change, differs from the amount computed by applying the statutory federal income tax rate of 35 percent for the following reasons for each of the three years ended December 31:

	2004	2003	2002

	(In millions, except rates)
Income tax expense at the statutory federal rate of 35%	$44	$76	$162
Increase (decrease)
State income tax, net of federal income tax benefit(1)	4	12	2
Earnings from unconsolidated affiliates	—	—	(4)
Other	1	—	1

Income tax expense	$49	$88	$161

Effective tax rate	39%	40%	35%

(1)	State income taxes for 2003 include the effect of properties sold in Oklahoma.

EL PASO PRODUCTION HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following are the components of our net deferred tax asset as of December 31:

	2004	2003

	(In millions)
Deferred tax assets
Net operating loss and tax credit carryforwards	$174	$151
Property, plant and equipment(1)	—	38
Price risk management activities	192	162
Other	16	17

Total deferred tax asset	382	368

Deferred tax liabilities
Property, plant and equipment(1)	75	—
Employee benefits	40	43
Merger related costs	49	51

Total deferred tax liability	164	94

Net deferred tax asset	$218	$274

(1)	We elected to capitalize intangible drilling costs, under Section 59(e) of the Internal Revenue Code, beginning with the 2002 tax year, and those costs are being amortized at a faster rate for tax purposes compared to book purposes. The difference between tax and book amortization caused the deferred taxes associated with property, plant, and equipment to change from an asset in 2003 to a liability in 2004.
     Under El Paso’s tax allocation policy, we are allocated the tax effects associated with sales of stock by employees under an employee stock purchase plan, the exercise of non-qualified stock options and the vesting of restricted stock, as well as dividends on restricted stock. This allocation decreased the deferred taxes payable by $1 million in 2004, increased the deferred taxes payable by $5 million in 2003 and decreased the deferred taxes payable by $2 million in 2002. These tax effects are included in additional paid-in capital in our balance sheets.
      As of December 31, 2004, we had available net operating loss carryforwards of approximately $426 million. The net operating loss carryforward periods end in the years 2017 through 2024. We also have alternative minimum tax carryforwards of approximately $25 million, which are carried forward indefinitely. Usage of our federal carryover is subject to the limitations provided under Sections 382 and 383 of the Internal Revenue Code as well as separate return limitation year rules of IRS regulations.

4.	Financial Instruments and Price Risk Management Activities
      The following table presents the carrying amounts and estimated fair values of our financial instruments as of December 31:

	2004		2003

	Carrying	Fair	Carrying
	Amount	Value	Amount	Fair Value

	(In millions)
Long-term debt	$1,200	$1,262	$1,200	$1,182
Net liabilities from price risk management activities	$516	$516	$443	$443
      As of December 31, 2004 and 2003, the carrying amounts of cash and cash equivalents, and trade receivables and payables represented fair value because of the short-term nature of these instruments. We estimated the fair value of debt with fixed interest rates based on quoted market prices for the same or similar issues.

EL PASO PRODUCTION HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Our derivative contracts are recorded in our financial statements at fair value. The best indication of fair value is quoted market prices. However, when quoted market prices are not available, we estimate the fair value of those derivatives. Due to major industry participants exiting or reducing their trading activities in 2002 and 2003, the availability of reliable commodity pricing data from market-based sources that we used in estimating the fair value of our derivatives was significantly limited for certain locations and for longer time periods. Consequently, we use a combination of commodity prices from market-based sources and other forecasted settlement prices from an independent pricing source to develop forward pricing data beyond a current two-year period, which we then use to estimate the value of settlements in future periods based on the contractual settlement quantities and dates. For forward pricing data within two years, we use commodity prices from market-based sources such as the NYMEX.
      We use derivative financial instruments to hedge the cash flow impact of our market price risk exposures on our forecasted transactions related to our natural gas and oil production. A majority of our commodity sales are at spot market prices. We may use futures, forward contracts and swaps to limit our exposure to fluctuations in the commodity markets with the objective of realizing a fixed cash flow stream from these activities. Changes in derivative fair values that are designated as cash flow hedges are deferred in accumulated other comprehensive income to the extent that they are effective and are not included in income until the hedged transactions occur and are recognized in earnings. The ineffective portion of a cash flow hedge’s change in value is recognized immediately in earnings as a component of operating revenues in our income statement.
      We formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives, strategies for undertaking various hedge transactions and our methods for assessing and testing correlation and hedge ineffectiveness. All hedging instruments are linked to the hedged asset, liability, firm commitment or forecasted transaction. We also assess whether these derivatives are highly effective in offsetting changes in cash flows of the hedged items. We discontinue hedge accounting prospectively if we determine that a derivative is no longer highly effective as a hedge or if we decide to discontinue the hedging relationship.
      As of December 31, 2004 and 2003, the value of cash flow hedges included in accumulated other comprehensive income was a net unrealized loss of $313 million and $268 million, net of income taxes. We estimate that unrealized losses of $173 million, net of income taxes, will be reclassified from accumulated other comprehensive income during 2005. Reclassifications occur upon physical delivery of the hedge commodity and the corresponding expiration of the hedge. The maximum term of our cash flow hedges is 8 years; however, most of our cash flow hedges expire within the next 24 months.
      For the years ended December 31, 2004, 2003 and 2002, we recognized a net loss of $1 million, $5 million and $7 million, net of income taxes, related to the ineffective portion of all cash flow hedges.
      In December 2004, we removed the hedging designation on derivatives that had a fair value loss at that time of $520 million. This amount, net of income taxes of $192 million, has been reflected in accumulated other comprehensive income and will be reclassified to income as the original hedged transactions settle in 2005 and 2006.

EL PASO PRODUCTION HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Property, Plant and Equipment
      Presented below is an analysis of the capitalized costs of natural gas and oil properties by year of expenditure that are not being amortized as of December 31, 2004, pending determination of proved reserves (in millions):

	Cumulative	Costs Excluded for			Cumulative
	Balance	Years Ended			Balance
	December 31,	December 31,			December 31,

	2004	2004	2003	2002	2001

Acquisition	$126	$39	$34	$45	$8
Exploration	96	33	45	13	5
Development	31	1	2	28	—

	$253	$73	$81	$86	$13

      Projects presently excluded from amortization are in various stages of evaluation. The majority of these costs are expected to be included in the amortization calculation in the years 2005 through 2008.
      During 2004, 2003 and 2002, our weighted average unit of production depletion rate on our natural gas and oil properties per Mcfe was $1.81, $1.59 and $1.42.
      In the fourth quarter of 2004, we incurred an $8 million impairment on fixed assets related to the relocation of our offices.

6.	Debt and Other Credit Facilities
      In March 2003, El Paso obtained a $1.2 billion, London Interbank Offered Rate (LIBOR) plus 4.25% bridge loan, collateralized by substantially all of our natural gas and oil reserves. El Paso loaned $913 million of the proceeds to several of our subsidiaries. These subsidiaries subsequently distributed the amounts to El Paso to retire the net balance of $913 million on El Paso’s Red River financing arrangement. Prior to repayment of the Red River financing, the cash generated from our assets was restricted for amortization requirements on the Red River arrangement. For the year ended December 31, 2003, we recorded interest expense of $23 million to El Paso related to this financing arrangement. See Note 10 for a further discussion of the Red River financing arrangement.
      In May 2003, we issued $1.2 billion of 7.75% senior unsecured notes due June 1, 2013 and received net proceeds of $1.17 billion. We used these proceeds to repay our obligation to El Paso in conjunction with the Red River financing arrangement as discussed above. The 7.75% senior unsecured notes are fully and unconditionally guaranteed by our wholly-owned subsidiary guarantors on a joint and several basis. There are no independent assets or operations at the holding company level, and our subsidiaries, other than the subsidiary guarantors, are minor.
      Under the indenture covering the 7.75% senior unsecured notes we and our Restricted Subsidiaries (as defined in the indenture) are subject to a number of restrictions and covenants. These include (i) limitations on the incurrence of additional debt if there is a default or our Consolidated Coverage Ratio (as defined in the indenture) is below 2.0 to 1.0, (ii) limitations on dividends that can be made based on Free Cash Flow and Net Cash Proceeds (each as defined in the indenture) (there are no restrictions on the amount of dividends that our Restrictive Subsidiaries can make to us), (iii) limitations on asset sales, (iv) limitations on affiliate transactions, (v) limitations on liens securing debt and (vi) limitations on providing cash to El Paso under its cash management program. As of December 31, 2004, we were in compliance with these covenants.
      In addition, our 7.75% senior unsecured notes contain a $25 million cross-acceleration provision.

EL PASO PRODUCTION HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Commitments and Contingencies

Legal Proceedings and Other Contingencies
      Grynberg. A number of El Paso entities, including our subsidiary, El Paso Production Company, are named defendants in actions filed in 1997 brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, these complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands, which deprived the U.S. Government of royalties. The plaintiff in this case seeks royalties that he contends the government should have received had the volume and heating value been differently measured, analyzed, calculated and reported, together with interest, treble damages, civil penalties, expenses and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. These matters have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming, filed June 1997). Motions to dismiss have been filed on behalf of all defendants. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.
      Will Price (formerly Quinque). A number of El Paso entities, including our subsidiary, El Paso Production Company, are named as defendants in Will Price et al v. Gas Pipelines and Their Predecessors, et al., filed in 1999 in the District Court of Stevens County, Kansas. Plaintiffs allege that the defendants mismeasured natural gas volumes and heating content of natural gas on non-federal and non-Native American lands and seek to recover royalties that they contend they should have received had the volume and heating value of natural gas produced from their properties been differently measured, analyzed, calculated and reported, together with prejudgment and postjudgment interest, punitive damages, treble damages, attorneys’ fees, costs and expenses, and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. Plaintiffs’ motion for class certification of a nationwide class of natural gas working interest owners and natural gas royalty owners was denied on April 10, 2003. Plaintiffs were granted leave to file a Fourth Amended Petition, which narrows the proposed class to royalty owners in wells in Kansas, Wyoming and Colorado and removes claims as to heating content. A second class action petition has since been filed as to the heating content claims. The plaintiffs have filed motions for class certification in both proceedings and the defendants have filed briefs in opposition thereto. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.
      Black Warrior Methane. In September 2001, an explosion at the Brookwood Coal Mine #5 in Tuscaloosa, Alabama resulted in 13 fatalities and numerous other injuries. The mine is owned and operated by Jim Walter Resources (JWR). El Paso has no ownership interest in the mine. However, we are a 50 percent stockholder in Black Warrior Methane Corporation (Black Warrior), which was involved in the extraction of methane from the mine, and which is a named defendant in 19 of the lawsuits filed to date. El Paso Production Company is named as a defendant in the 22 cases filed to date. Plaintiffs have asserted a joint venture theory of liability against JWR, Black Warrior and El Paso Production Company, alleging that the defendants have breached a duty to properly degasify the mine. We are being defended as an additional insured under Black Warrior’s insurance policy. Black Warrior has also asserted that it qualifies as an insured under El Paso’s corporate insurance policy. The parties have settled this matter and the settlement was covered by insurance, except for a deductible amount.
      Reserve Revisions. In March 2004, El Paso received a subpoena from the SEC requesting documents relating to its December 31, 2003 natural gas and oil reserve revisions. El Paso and its Audit Committee have also received federal grand jury subpoenas for documents regarding the reserve revisions. We are assisting El Paso and its Audit Committee in their efforts to cooperate with the SEC’s and the U.S. Attorney’s investigations into this matter.

EL PASO PRODUCTION HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In addition to the above matters, we and our subsidiaries and affiliates are named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business.
      Other. During the third quarter of 2004, we discovered that the supplier of electricity to our Raton field in New Mexico may have underbilled us for electricity usage during the last two years. We are currently reviewing information concerning this matter and do not expect this matter to have a significant impact on our financial statements.
      For each of our outstanding legal and other contingent matters, we evaluate the merits of the item, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. While the outcome of these matters cannot be predicted with certainty and there are still uncertainties related to the costs we may incur, based upon our evaluation and experience to date, we believe we have established appropriate reserves for these matters. However, it is possible that new information or future developments could require us to reassess our potential exposure related to these matters and adjust our accruals accordingly. As of December 31, 2004, we had approximately $4 million accrued for all outstanding legal and other contingent matters.

Environmental Matters
      We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. As of December 31, 2004, we had no accrual for remediation costs and associated onsite, offsite and groundwater technical studies or for related environmental legal costs.
      Air Permit Violation. In March 2003, the Louisiana Department of Environmental Quality (LDEQ) issued a Consolidated Compliance Order and Notice of Potential Penalty to our subsidiary, El Paso Production Company, alleging that it failed to timely obtain air permits for specified oil and gas facilities. El Paso Production Company requested an adjudicatory hearing on the matter. The hearing has been stayed by agreement to allow El Paso Production Company and LDEQ time to possibly settle this matter. Negotiations are ongoing for resolving this matter.
      It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties relating to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe no reserves are required at this time.

Lease Obligations
      We lease office space and various equipment under operating lease agreements. As of December 31, 2004, the annual minimum lease payments under non-cancelable future operating lease commitments were less than $1 million for each of the years 2005 and 2009. These amounts exclude minimum annual commitments paid by El Paso, which are allocated to us through an overhead allocation. Rental expense for operating leases, including the overhead allocation, was approximately $5 million for the year ended December 31, 2004 and approximately $4 million for each of the years ended December 31, 2003 and 2002.

EL PASO PRODUCTION HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Commercial Commitments
      At December 31, 2004, we have various commercial commitments totaling $94 million, primarily related to transportation obligations. Our annual obligations under these arrangements are $10 million in 2005, $11 million for each of the years 2006 through 2007, $18 million in 2008, $11 million in 2009 and $33 million in total thereafter.

8.	Retirement Benefits

Pension and Retirement Benefits
      El Paso maintains a primary pension plan that is a defined benefit plan that covers substantially all of our U.S. employees and provides benefits under a cash balance formula.
      El Paso also maintains a defined contribution plan covering all of our U.S. employees. Prior to May 1, 2002, El Paso matched 75 percent of participant basic contributions up to 6 percent, with the matching contributions being made to the plan’s stock fund which participants could diversify at any time. After May 1, 2002, the plan was amended to allow for company matching contributions to be invested in the same manner as that of participant contributions. Effective March 1, 2003, El Paso suspended the matching contribution, but reinstituted it again at a rate of 50 percent of participant basic contributions up to 6 percent on July 1, 2003. Effective July 1, 2004, El Paso increased the matching contributions to 75 percent of participant basic contributions up to 6 percent. El Paso is responsible for benefits accrued under its plan and allocates the related costs to its affiliates.

Other Postretirement Benefits
      El Paso provides limited postretirement life insurance benefits for current and retired employees. El Paso is responsible for benefits accrued under its plan and allocates the related costs to its affiliates. We do not provide subsidized postretirement medical benefits.

9.	Supplemental Cash Flow Information
      The following table contains supplemental cash flow information for each of the three years ended December 31:

	2004	2003	2002

	(In millions)
Interest paid, net of amounts capitalized	$79	$36	$—
Income tax payments(1)	127	—	—

(1)	In 2004, we settled income taxes with our parent under our tax sharing agreement. There were no income tax settlements in 2003 and 2002.

10.	Investments in Unconsolidated Affiliates and Related Party Transactions
Investments in Unconsolidated Affiliates
      Noric L.L.C. and Clydesdale Associates, L.P. Prior to their sale in 2003, we had ownership interests in several companies, including a 62 percent equity interest in Noric Holdings I, an 8.2 percent voting interest in Clydesdale Associates, L.P. and a 62 percent effective interest in Noric, L.L.C. (an investment of Noric Holding I), that El Paso formed in 2000 for the purpose of generating funds for El Paso to invest in capital projects and other assets. In April 2003, we sold our interest in Noric Holdings I, our consolidated subsidiary, to an affiliate of El Paso for less than $1 million. Our investment in Noric Holdings I, at the time of the sale, was $148 million. Because this sale involved entities under the common control of El Paso, we recorded the

EL PASO PRODUCTION HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
difference between the cash consideration and book value of the investment as a dividend. As a result of the sale of our interest in Noric Holdings I, we no longer have investments in Noric, L.L.C. and Clydesdale Associates, L.P., (Clydesdale). We accounted for our investments in Noric, L.L.C. and Clydesdale, using the equity and cost methods of accounting, respectively. For the years ended December 31, 2003 and 2002, we recognized $9 million and $15 million in equity earnings from our investment in these unconsolidated affiliates. In May 2002, we were notified by Clydesdale that it had distributed cash of $8 million in excess earnings to us because of a change in the pro-rata allocation between us and other investors. We returned the excess earnings and reflected this transaction on our statement of income as a reduction in earnings from unconsolidated affiliates.
      Black Warrior Transmission Corp. We hold a 50 percent ownership interest in Black Warrior Transmission Corp. and account for this investment using the equity method of accounting. Our investment was $6 million as of December 31, 2004 and 2003. We recognized equity earnings of less than $1 million for each of the years ended December 31, 2004, 2003 and 2002 from this unconsolidated affiliate.
Related Party Transactions
      Affiliate Receivables and Payables. We sell our natural gas primarily to affiliates of El Paso at spot-market prices. Current receivables due from affiliates at December 31, 2004 and 2003, were $92 million and $58 million. Payables due to affiliates at December 31, 2003, were $7 million. These affiliate receivables and payables were created in the normal course of business.
      Additionally, we are party to a tax accrual policy with El Paso whereby El Paso files U.S. and certain state tax returns on our behalf. In certain states, we file and pay directly to the state taxing authorities. We have federal income tax receivables of $15 million in other current assets and $32 million in other non-current assets at December 31, 2004, on our balance sheet. We also have federal and state income taxes payable of $8 million and $118 million at December 31, 2004 and 2003, included in income tax payable to affiliate on our balance sheet. The majority of these balances will become payable to or receivable from El Paso under the tax accrual policy as further described in Note 1.
      Cash Management Program. Subject to limitations in our indenture, we participate in El Paso’s cash management program which matches short-term cash surpluses and needs of its participating affiliates, thus minimizing total borrowing from outside sources. At December 31, 2004 and 2003, we had receivables from El Paso of $477 million and $688 million, of which $145 million and $393 million are classified as current notes receivables from affiliates on our balance sheets. The interest rate was 2.0% and 2.8% at December 31, 2004 and 2003 on these advances.
      Red River Financing. During 1999, El Paso formed various companies for the purpose of generating funds for El Paso to invest in capital projects and other assets.
      During March 2002, we acquired natural gas and oil properties located in south Texas from an affiliate of El Paso CGP for approximately $400 million in cash in order to maintain an adequate collateral balance for our Red River financing arrangement. Because this property acquisition involved entities under the common control of El Paso, we recorded the acquired properties at their El Paso CGP carryover basis net book value of $130 million, along with an associated deferred tax asset of $91 million. The $171 million difference between the cash consideration price and the carryover basis of the acquired properties was reflected as a dividend.
      In the first quarter of 2003, in conjunction with El Paso’s Red River financing arrangement transactions, as further discussed in Note 6, we contributed $56 million to El Paso for a partial payment of its Red River financing arrangement and we made a $150 million dividend to El Paso of demand loans established under this financing arrangement.

EL PASO PRODUCTION HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Dividends. During 2003 and 2002, we made dividends of $1.6 billion and $298 million to El Paso, of which $320 million in 2003 were non-cash dividends. These dividends are primarily related to the Red River transactions discussed above and in Note 6. There were no dividends declared or paid in 2004.
      Capital Contributions. In the first quarter of 2005, El Paso contributed approximately $79 million to us to partially fund the acquisition of the natural gas and oil properties in east Texas.
      Acquisitions and Divestitures. During 2003, we acquired natural gas and oil properties and a gas gathering system from El Paso for a total of $53 million. In March 2002, we acquired natural gas and oil properties in south Texas from an affiliate, El Paso CGP, as discussed above under the heading Red River Financing, and the Prince offshore platform from GulfTerra Energy Partners (GulfTerra) for $190 million.
      In March 2003, we distributed our ownership interests in El Paso Energy Oil Transmission L.L.C., El Paso Energy Minerals, L.L.C., and El Paso Energy Minerals Leasing, L.L.C. to El Paso CGP. At the time of these distributions, our combined investment in these subsidiaries was $24 million. In April 2003, we sold our interest in Noric Holdings I, as discussed above.
      Affiliate Revenues and Expenses. We enter into a number of transactions with affiliates in the ordinary course of conducting our business as described below. The following table shows revenues and charges to/ from our affiliates for each of the three years ended December 31:

	2004	2003	2002

Operating revenues	$403	$751	$685
Operating expenses from affiliates	127	137	131
Reimbursements of operating expenses charged to affiliates	111	122	141

•	El Paso. We are allocated a portion of El Paso’s corporate overhead which covers charges related to management, legal, financial, tax, consultative administrative and other services, including employee benefits, annual incentive bonuses, rent, insurance, and information technology. The allocation of these expenses is based upon the relative size of our EBIT, gross property and payroll. We also entered into a service agreement with El Paso that provides for a reimbursement of 2.5 cents per MMBtu in 2005 and 2006 for our expected administrative costs associated with hedging transactions we entered into in December 2004.

We also allocate a portion of El Paso’s corporate overhead allocated to us and our general corporate overhead to affiliates of El Paso CGP for management, legal, accounting, financial, tax, consulting, administrative, and other services. This allocation is reflected on our statements of income as a reduction in operations and maintenance expense.

•	El Paso Marketing. We are a party to a master hedging contract with El Paso Marketing whereby we hedge a portion of our natural gas production with El Paso Marketing. Realized gains and losses on these hedges are included in our operating revenues.

•	El Paso CGP. Our affiliate El Paso CGP, through its subsidiaries, engages in the exploration for and the acquisition, development and production of natural gas and oil. We do not have an agreement with El Paso CGP or its subsidiaries regarding the allocation of business opportunities and therefore we may pursue opportunities that are also being pursued by El Paso CGP’s subsidiaries.

In addition, our officers, directors and personnel also provide services to El Paso CGP and its subsidiaries pursuant to our shared services arrangement and therefore share their time and services between us and El Paso CGP.

•	El Paso Field Services and Pipelines. We also contract for services with El Paso Field Services Company and El Paso’s regulated interstate pipelines. These companies provide transportation, gathering, processing, and treating for our natural gas, oil, condensate, and liquids production to us.

EL PASO PRODUCTION HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	GulfTerra. GulfTerra, an equity investment in which El Paso previously had a general and limited partner ownership, was a publicly traded master limited partnership that provided natural gas and oil gathering, transportation, processing, storage, and other related services to us. In a series of transactions in September 2004 and January 2005, El Paso sold all of its equity interest in GulfTerra.
Supplemental Selected Quarterly Financial Information (Unaudited)
      Financial information by quarter, is summarized below:

	Quarters Ended

	March 31	June 30	September 30	December 31	Total

	(In millions)
2004
Operating revenues	$219	$193	$168	$185	$765
Operating income	64	60	41	24	189
Income from continuing operations	33	27	14	4	78
Net income	33	27	14	4	78

	Quarters Ended

	March 31	June 30	September 30	December 31	Total

	(In millions)
2003
Operating revenues	$303	$234	$199	$159	$895
Operating income	117	72	52	25	266
Income from continuing operations	67	32	21	10	130
Net income	68	32	21	10	131
Supplemental Natural Gas and Oil Operations (Unaudited)
      We are engaged in the exploration for, and the acquisition, development and production of natural gas, oil, condensate and natural gas liquids. We primarily operate in Alabama, Louisiana, New Mexico, Oklahoma, Texas and the Gulf of Mexico.
      Capitalized costs relating to natural gas and oil producing activities and related accumulated depreciation, depletion and amortization were as follows at December 31:

	2004	2003

	(In millions)
Natural gas and oil properties:
Costs subject to amortization(1)	$7,399	$7,197
Costs not subject to amortization	253	252

	7,652	7,449
Less accumulated depreciation, depletion and amortization	5,239	5,141

Net capitalized costs	$2,413	$2,308

FAS 143 abandonment liability	$103	$79

(1)	As of January 1, 2003 we adopted SFAS No. 143, which is further discussed in Note 1. Included in our costs subject to amortization at December 31, 2004 and 2003 are SFAS No. 143 asset values of $66 million and $47 million.

EL PASO PRODUCTION HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Costs incurred in natural gas and oil producing activities, whether capitalized or expensed, were as follows for each of the years ended December 31:

	2004	2003	2002

	(In millions)
Property acquisition costs
Proved properties	$27	$37	$339
Unproved properties	28	26	16
Exploration costs(1)	98	252	326
Development costs(1)	245	398	695

Costs expended	398	713	1,376

Asset retirement obligation costs(2)	19	47	—

Total costs incurred	$417	$760	$1,376

(1)	Excludes approximately $77 million and $76 million that was paid during 2004 and 2003 by third parties under net profits interest agreements.
(2)	In January 2003 we adopted SFAS No. 143, which is further discussed in Note 1. The cumulative effect of adopting SFAS No. 143 was approximately $1 million.
     The table above includes capitalized internal costs incurred in connection with acquisition, development and exploration of natural gas and oil reserves of $22 million, $8 million and $6 million for the years ended December 31, 2004, 2003 and 2002. The table also includes capitalized interest of $18 million and $12 million for the years ended December 31, 2004 and 2003. We did not capitalize interest for the year ended December 31, 2002.
      In our January 1, 2005 reserve report, the amounts estimated to be spent in 2005, 2006 and 2007 to develop our booked proved undeveloped reserves are $152 million, $168 million and $106 million.
      Net quantities of proved developed and undeveloped reserves of natural gas, oil and condensate and NGL, and changes in these reserves at December 31, 2004, are presented below. All of our proved properties and reserves are located in the United States. Information in this table is based on our internal reserve report. Ryder Scott Company, an independent petroleum engineering firm, prepared a reserve estimate of our natural gas and oil reserves for 92 percent of our properties by volume. The total estimate of proved reserves prepared by Ryder Scott was within five percent of our internally prepared estimates presented in this table. This information is consistent with estimates of reserves filed with other federal agencies except for differences of less than five percent resulting from actual production, acquisitions, property sales, necessary reserve revisions and additions to reflect actual experience. Ryder Scott Company was retained by and reports to the Audit Committee of El Paso’s Board of Directors. The properties reviewed by Ryder Scott represented 90 percent of our proved properties based on value.

EL PASO PRODUCTION HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Oil &
	Natural Gas	Condensate	NGL
	(Bcf)	(MBbls)	(MBbls)

Net proved developed and undeveloped reserves(1)
January 1, 2002	1,222	20,734	5,337
Revisions of previous estimates	19	291	1,137
Extensions, discoveries and other	554	4,802	2,818
Purchase of reserves in place	137	62	—
Sales of reserves in place	(171)	(1,776)	(900)
Production	(215)	(7,356)	(2,272)

December 31, 2002	1,546	16,757	6,120
Revisions of previous estimates	2	102	329
Extensions, discoveries and other	316	2,720	399
Purchases of reserves in place	64	303	337
Sales of reserves in place(2)	(300)	(3,595)	(317)
Production	(191)	(3,679)	(2,040)

December 31, 2003	1,437	12,608	4,828
Revisions of previous estimates	(133)	(1,318)	1,482
Extensions, discoveries and other	53	325	5
Purchases of reserves in place	15	—	—
Sales of reserves in place(2)	(18)	(1,268)	—
Production	(142)	(2,375)	(1,713)

December 31, 2004	1,212	7,972	4,602

Proved developed reserves
December 31, 2002	1,063	12,715	4,299
December 31, 2003	926	9,244	4,529
December 31, 2004	868	5,669	4,259

(1)	Net proved reserves exclude royalties and interests owned by others and reflects contractual arrangements and royalty obligations in effect at the time of the estimate.
(2)	Sales of reserves in place include 17,295 MMcf and 17,363 MMcf of natural gas and 1,268 MBbls and 779 MBbls of oil, condensate and NGL conveyed to third parties under net profits interest agreements in 2004 and 2003.
    During 2004, we had approximately 132 Bcfe of negative reserve revisions that were largely performance-driven. Our reserve revisions were primarily concentrated onshore in our coal bed methane operations and offshore in the Gulf of Mexico:

Onshore. The onshore region recorded 86 Bcfe of negative reserve revisions. All of the negative reserve revisions are related to performance results from producing wells or the recent drilling program coupled with the related impact on booked proven undeveloped locations.

Offshore. The offshore region recorded 43 Bcfe of negative reserve revisions in the Gulf of Mexico. This is a result of mechanical failures and producing well performance. In addition, the drilling of development wells resulted in adjustments to proved undeveloped reserves as a result of production performance in offsetting locations.
      There are numerous uncertainties inherent in estimating quantities of proved reserves, projecting future rates of production and projecting the timing of development expenditures, including many factors beyond our

EL PASO PRODUCTION HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
control. The reserve data represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretations and judgment. All estimates of proved reserves are determined according to the rules prescribed by the SEC. These rules indicate that the standard of “reasonable certainty” be applied to proved reserve estimates. This concept of reasonable certainty implies that as more technical data becomes available, a positive, or upward, revision is more likely than a negative, or downward, revision. Estimates are subject to revision based upon a number of factors, including reservoir performance, prices, economic conditions and government restrictions. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of that estimate. Reserve estimates are often different from the quantities of natural gas and oil that are ultimately recovered. The meaningfulness of reserve estimates is highly dependent on the accuracy of the assumptions on which they were based. In general, the volume of production from natural gas and oil properties we own declines as reserves are depleted. Except to the extent we conduct successful exploration and development activities or acquire additional properties containing proved reserves, or both, our proved reserves will decline as reserves are produced. There have been no major discoveries or other events, favorable or adverse, that may be considered to have caused a significant change in the estimated proved reserves since December 31, 2004, except as discussed below.
      In January 2005, we announced two acquisitions in east Texas and south Texas for $211 million. In March 2005, we purchased the interest held by one of the parties under a net profits interest agreement, as discussed below, for approximately $40 million. These acquisitions added properties with approximately 131 Bcfe of proved reserves and 48 MMcfe/d of average net production. More importantly, the Texas acquisitions offered additional exploration upside in two of our key operating areas.
      In 2003, we entered into agreements to sell interests in a maximum of 82 wells to a subsidiary of Lehman Brothers (Lehman) and a wholly-owned subsidiary of Nabors Industries, Ltd. (Nabors). As the wells are developed, these parties will pay 70 percent of the drilling and completion costs in exchange for 70 percent of the net profits of the wells sold. As each well is commenced, these parties receive an overriding royalty interest in the form of a net profits interest in each well, under which they are entitled to receive 70 percent of the aggregate net profits of all wells until they have recovered 117.5 percent of their aggregate investment in the wells. Upon this recovery, the net profits interest will convert to a proportionately reduced two percent overriding royalty interest in the wells for the remainder of the wells’ productive life. We do not guarantee a return or the recovery of their costs or any return on their investment. All parties to the agreements have the right to cease participation in the agreements at any time. Upon ceasing participation in the agreements, they will continue to receive their net profits interest on wells previously started, but will relinquish their right to participate in any future wells. During 2004, we have sold interests in 45 wells and total proved reserves of 17,295 MMcf of natural gas and 1,268 MBbls of oil and condensate. They have paid $77 million of drilling and completion costs and were paid $112 million of the revenues net of $7 million of operating expenses associated with these wells for the year ended December 31, 2004.

EL PASO PRODUCTION HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Results of operations from producing activities by fiscal year were as follows at December 31:

	2004	2003	2002

	(In millions)
Net Revenues
Sales to external customers	$335	$113	$119
Affiliated sales	390	732	675

Total	725	845	794
Production costs(1)	(104)	(109)	(108)
Depreciation, depletion and amortization(2)	(326)	(379)	(396)
Gain on long-lived assets	—	—	209

	295	357	499
Income tax expense	(110)	(131)	(181)

Results of operations from producing activities	$185	$226	$318

(1)	Production costs include lease operating costs and production related taxes (including ad valorem and severance taxes).
(2)	In January 2003, we adopted SFAS No. 143, which is further discussed in Note 1. Our 2004 and 2003 depreciation, depletion and amortization includes accretion expense for SFAS 143 abandonment liabilities of $9 million and $7 million.
    The standardized measure of discounted future net cash flows relating to proved natural gas and oil reserves at December 31 follows:

	2004	2003	2002

	(In millions)
Future cash inflows(1)	$7,832	$8,854	$7,728
Future production costs	(2,498)	(2,058)	(1,744)
Future development costs	(691)	(761)	(730)
Future income tax expenses	(929)	(1,368)	(1,383)

Future net cash flows	3,714	4,667	3,871
10% annual discount for estimated timing of cash flows	(1,340)	(1,696)	(1,442)

Standardized measure of discounted future net cash flows	$2,374	$2,971	$2,429

Standardized measure of discounted future net cash flows, including effects of hedging activities	$2,012	$2,537	$2,105

(1)	Excludes $493 million, $739 million and $599 million of future net cash outflows attributable to hedging activities as of December 31, 2004, 2003 and 2002.
    For the calculations in the preceding table, estimated future cash inflows from estimated future production of proved reserves were computed using year-end 2004 prices of $6.22 per MMBtu for natural gas and $43.45 per barrel of oil. Adjustments for transportation and other charges resulted in a net price of $6.07 per Mcf of gas, $42.09 per barrel of oil and $33.03 per barrel of NGL. We may receive amounts different than the standardized measure of discounted cash flow for a number or reasons, including price changes and the effects of our hedging activities.
      We do not rely upon the standardized measure when making investment and operating decisions. These decisions are based on various factors including probable and proved reserves, different price and cost assumptions, actual economic conditions, capital availability, and corporate investment criteria.

EL PASO PRODUCTION HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following are the principal sources of change in the standardized measure of discounted future net cash flows (in millions):

	Years Ended
	December 31,(1)

	2004	2003	2002

Sales and transfers of natural gas and oil produced net of production costs	$(621)	$(737)	$(678)
Net changes in prices and production costs	(290)	699	1,358
Extensions, discoveries and improved recovery, less related costs	119	710	1,037
Changes in estimated future development costs	(14)	(7)	(40)
Previously estimated development costs incurred during the period	139	160	150
Revision of previous quantity estimates	(324)	11	63
Accretion of discount	359	312	135
Net change in income taxes	233	72	(587)
Purchases of reserves in place	26	168	271
Sale of reserves in place	(62)	(775)	(368)
Change in production rates, timing and other	(162)	(71)	(163)

Net change	$(597)	$542	$1,178

(1)	This disclosure reflects changes in the standardized measure calculation excluding the effects of hedging activities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholder of
El Paso Production Holding Company:
      In our opinion, the accompanying consolidated financial statements listed in the Index appearing under Item 15(a)1 present fairly, in all material respects, the financial position of El Paso Production Holding Company and its subsidiaries (the “Company”) at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the Index appearing under Item 15(a)2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 31, 2005

SCHEDULE II
EL PASO PRODUCTION HOLDING COMPANY
VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2004, 2003 and 2002
(In millions)

		Charged
	Balance at	to Costs		Charged	Balance
	Beginning	and		to Other	at End
Description	of Period	Expenses	Deductions	Accounts	of Period

2004
Allowance for doubtful accounts	$6	$—	$(2)	$1	$5
Legal reserves and other contingencies	4	3	(2)	(1)	4
2003
Allowance for doubtful accounts	$5	$2	$—	$(1)	$6
Legal reserves and other contingencies	8	(3)	(1)	—	4
2002
Allowance for doubtful accounts	$6	$(1)	$—	$—	$5
Legal reserves and other contingencies	8	1	(1)	—	8

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO PRODUCTION HOLDING COMPANY
By:	/s/ Gene T. Waguespack
Gene T. Waguespack
Senior Vice President, Treasurer and Controller (Principal Accounting Officer)

Dated: October 11, 2005